UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 18, 2022

ACASTI PHARMA INC.

(Exact name of Registrant as Specified in Its Charter)

Quebec	001-35776	98-1359336
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3009, boul. de la Concorde East Suite 102
Laval, Quebec		H7E 2B5
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 450 686-4555

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, no par value per share	ACST	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01 Regulation FD Disclosure.

On May 18, 2022, Acasti Pharma Inc. (the “Company”) issued a press release announcing that the top line results of its pharmacokinetic (PK) bridging study with IV GTX-104, the Company’s lead drug candidate for the treatment of Subarachnoid Hemorrhage (SAH), met all its planned study endpoints. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information in this Item 7.01, including Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 8.01 Other Events.

On May 18, 2022, Acasti Pharma Inc. (the "Company") announced that the top line results of its pharmacokinetic (PK) bridging study with IV GTX-104, the Company’s lead drug candidate for the treatment of Subarachnoid Hemorrhage (SAH), met all its planned study endpoints. The primary objective of the study was to evaluate the relative bioavailability of IV GTX-104 compared to oral nimodipine in healthy adult male and female subjects, while the secondary objective was to assess its safety and tolerability. The Company plans to submit these results to the US Food and Drug Administration (FDA), along with its proposed study design for the Phase 3 safety study which is on track to start in the second half of 2022. The safety study is expected to be the final step required to seek regulatory approval under the 505(b)(2) regulatory pathway before submitting a New Drug Application to the FDA.

SAH affects an estimated 50,000 patients per year in the U.S. and represents an estimated total addressable market of more than $300 million in the US alone (Becske, 2016; NINDS, 2016; and Connolly, 2012). There are an estimated additional 55,000 patients in Europe. Based on the improved bioavailability, more convenient mode of administration, safety and tolerability, management believes GTX-104 has the potential to capture a significant share of the SAH market.

The PK study was completed at a single center in Canada and followed a 2-period crossover design where each subject received IV GTX-104 first, followed by oral nimodipine; or oral nimodipine first, followed by IV GTX-104. Fifty-eight subjects were randomized in a ratio of 1:1 between IV GTX-104 first or oral nimodipine first. IV GTX-104 and oral nimodipine were administered to all subjects over a period of 72 hours. A total of 56 and 55 subjects were included in the PK analysis at Day 1 and Day 3, respectively, as two subjects did not complete one of the 2 periods and 1 subject was excluded due to a protocol deviation, as prospectively defined in the statistical analysis plan (SAP).

The primary PK endpoints were maximum concentration (expressed as Cmax) during the first 4 hours on Day 1 and the total amount of nimodipine in the blood (expressed as the area under the curve (AUC)) on Day 3 (AUCDay 3, 0-24hr). The secondary endpoint was Cmax measured over 24 hours on on Day 3. The ratio of IV/oral is presented for each endpoint with the corresponding 90% confidence interval (CI). A ratio of 1 indicates no absolute difference between IV GTX-104 and oral nimodipine.

The IV/oral ratio (%) and its corresponding 90% CI (range) for the primary and secondary endpoints in the subjects who completed each treatment period were as follows:

Day 1 Cmax: 92% (82 – 104)

AUCDay 3, 0-24hr: 106% (99 – 114)

Day 3 Cmax: 92% (85 – 101)

All three endpoints indicated that statistically there was no difference in exposures between IV GTX-104 and oral nimodipine over the defined time periods for both maximum exposure and total exposure. Plasma concentrations obtained following IV administration showed significantly less variability between subjects as compared to oral administration of capsules, since IV administration is not as sensitive to some of the physiological processes that affect oral administration, such as taking the drug with and without meals, variable GI transit time, variable drug uptake from the GI tract into the systemic circulation, and variable hepatic blood flow and hepatic first pass metabolism. Previous studies have shown these processes significantly affect the oral bioavailability of nimodipine, and therefore cause oral administration to be prone to larger within and between-subject variability.

The bioavailability of oral nimodipine capsules was observed to be only 8% compared to IV GTX-104. Consequently, less than one-tenth the amount of nimodipine is delivered with GTX-104 to achieve the same blood levels as with the oral capsules. In addition, the diurnal variation associated with IV GTX-104 was approximately half of that seen with the oral nimodipine capsules. Diurnal variation takes into consideration variation in body functions (blood flow, renal function and hepatic metabolism) over the course of a day.

No serious adverse events and no adverse events (AEs) leading to withdrawal were reported during the study. More gastro-intestinal disorders were observed with oral nimodipine (16% vs 7% for IV GTX-104), and as expected in the context of a phase I trial conducted in healthy volunteers, more administration and sampling site related events were reported with IV GTX-104 (41% vs 11% for oral nimodipine). The other most frequently reported AEs (IV/oral) were headache (36%/36%), somnolence (9%/13%) and hot flashes/flushing (10%/11%).

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press Release, dated May 18, 2022

104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Acasti Pharma Inc.

Date:	May 18, 2022	By:	/s/ Jan D'Alvise
Jan D'Alvise, Chief Executive Officer